EXHIBIT 99.1

Press Release

For Immediate Release

Beazer Homes Announces Pricing of $447.6 Million Aggregate Offerings of

Common Stock, Tangible Equity Units and Senior Unsecured Notes

ATLANTA, May 4, 2010— Beazer Homes USA, Inc. (NYSE: BZH) (www.beazer.com) (the “Company”) announced today that it priced its previously announced offering of 12.5 million shares of its common stock at $5.81 per share, resulting in net proceeds of approximately $68.5 million. The Company also priced its offering of 3.0 million 7.25% tangible equity units at $25.00 each, resulting in net proceeds of approximately $72.3 million. The Company’s 9.125% senior unsecured notes due 2018 were priced at 100% of the $300.0 million aggregate principal amount issued, resulting in net proceeds of approximately $295.1 million. The Company has granted the underwriters in the common stock and tangible equity units offerings a 30-day option to purchase up to an additional 1.875 million shares of common stock and 450,000 tangible equity units, respectively, to cover over-allotments. The Company’s common stock is listed on the New York Stock Exchange under the symbol “BZH” and the Company has applied to list the tangible equity units on the New York Stock Exchange.

The Company intends to use the net proceeds from these concurrent offerings to fund (or replenish cash used to fund) debt repurchases, including the anticipated redemption of the Company’s 8 3/8% senior notes due 2012 and 4 5/8% convertible senior notes due 2024, and for other general corporate purposes. As of April 30, 2010, $303.6 million aggregate principal amount of the 8 3/8% senior notes due 2012 and $154.5 million of aggregate principal amount of the 4 5/8% convertible senior notes due 2024 were outstanding.

Citigroup Global Markets Inc. and Credit Suisse Securities (USA) LLC served as the joint book-running managers for the common stock offering, Deutsche Bank Securities Inc. and UBS Securities LLC served as joint lead managers and Moelis & Company LLC served as co-manager. Citigroup Global Markets Inc. and Credit Suisse Securities (USA) LLC served as the joint book-running managers for the tangible equity units offering, Deutsche Bank Securities Inc. served as joint lead manager and Moelis & Company LLC served as co-manager. Credit Suisse Securities (USA) LLC and Citigroup Global Markets Inc. served as the joint book-running managers for the senior unsecured notes offering, Deutsche Bank Securities Inc. served as joint lead manager and Moelis & Company LLC served as co-manager.

The shares of common stock, tangible equity units, including the underlying stock purchase contracts and senior amortizing notes, and senior unsecured notes all will be issued pursuant to an effective shelf registration statement previously filed with the Securities and Exchange Commission on Form S-3. Preliminary prospectus supplements related to the offerings have been filed with the Securities and Exchange Commission and are available on the SEC’s website, http://www.sec.gov. Copies of the preliminary prospectus supplements and the accompanying base prospectus related to the common stock, tangible equity units and senior unsecured notes offerings may be obtained from: Citigroup Global Markets Inc., Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, NY 11220 (Attention: Prospectus Department; Telephone: (800) 831-9146; E-mail: batprospectusdept@citi.com) or Credit Suisse Securities (USA) LLC, Prospectus Department, One Madison Avenue, New York, NY 10010 (Telephone: 800-221-1037).

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

Beazer Homes USA, Inc., headquartered in Atlanta, is one of the country’s ten largest single-family homebuilders with continuing operations in Arizona, California, Delaware, Florida, Georgia, Indiana, Maryland, Nevada, New Jersey, New Mexico, North Carolina, Pennsylvania, South Carolina, Tennessee, Texas, and Virginia.

Forward Looking Statements

This press release contains forward-looking statements. These forward-looking statements represent our expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, among other things, changing market conditions, the Company’s ability to satisfy the conditions to closing the offerings and the Company’s ability to repurchase its outstanding notes from time to time. For more information, see the Company’s filings with the Securities and Exchange Commission, including the preliminary prospectus supplements relating to the proposed offerings.

Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, we do not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time and it is not possible for management to predict all such factors.

CONTACT: Beazer Homes USA, Inc.

Jeff Hoza

Vice President, Treasurer

770-829-3700

jhoza@beazer.com